Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST ANNOUNCES A DEFINITIVE

AGREEMENT TO ACQUIRE THE HOMEWOOD SUITES BY HILTON

SEATTLE CONVENTION CENTER

ANNAPOLIS, MD, November 10, 2010 – Chesapeake Lodging Trust (NYSE:CHSP) announced today that it has entered into a definitive agreement to acquire the 195-room Homewood Suites by Hilton Seattle Convention Center located in Seattle, Washington for a purchase price of $53 million, or approximately $272,000 per key. The Company intends to fund the acquisition by assuming approximately $28 million of existing mortgage debt and using proceeds from its recent equity offering. Completion of the proposed acquisition is expected within the next 30 days, subject to lender approval and satisfaction of customary closing conditions. The Company intends to enter into an agreement with a third-party manager to operate the hotel under its current franchise flag.

James L. Francis, Chesapeake’s President and Chief Executive Officer, stated, “The Homewood Suites by Hilton Seattle Convention Center will be another high-quality asset in our portfolio that is located in the central business district of a major market. We expect this recently renovated and repositioned hotel will generate immediate strong returns for our shareholders.”

The Homewood Suites by Hilton Seattle Convention Center is a purpose-built, upscale property, conveniently located at 1011 Pike Street, one-half block east of the Washington State Convention Center and one block from access to Interstate 5. The recently renovated and repositioned hotel is one of three extended-stay properties in the downtown Seattle market and the only such property located in the Downtown Financial District. The Homewood Suites by

Hilton Seattle Convention Center is surrounded by corporate demand generators making it ideal for multi-week special assignment and corporate relocation stays. In addition, the hotel’s location next to the Washington State Convention Center is ideal for both conventioneers and tourists, in that it is within walking distance of the shopping district with over 5.1 million square feet of retail space, the Pike Place Market at the downtown waterfront, the Seattle Art Museum, the Space Needle, and the Seattle Aquarium. The nine-story structure contains 195 contemporary guest suites averaging approximately 550 square feet and featuring separate living, cooking and sleeping areas. Hotel amenities include an outdoor pool and whirlpool, exercise room, business center, billiards room, on-site guest laundry facility and a 120-space parking garage.

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business, airport and convention markets and, on a selective basis, premium select-service and extended-stay hotels in urban settings or unique locations in the United States. The Company owns four hotel properties with an aggregate of 1,269 rooms in two states. Additional information can be found on the Company’s website at www.chesapeakelodgingtrust.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, our expectations as to the expected mix of consideration to be paid and time for completing the transaction and our intention to enter into a third-party management contract. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Chesapeake Lodging Trust’s control. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances, except as required by law.